Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

Constar International Inc. Announces 2005 Second Quarter and First Six Months Financial Results

Philadelphia, PA – August 9, 2005 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the second quarter and six months ended June 30, 2005.

Second Quarter Results

Second quarter net sales grew to $265.4 million, a 17.4% increase over the $226.1 million reported for the 2004 second quarter. The growth reflects the pass-through of increased resin prices, increased shipments of both conventional and custom products in the United States and favorable foreign currency translation. The increased net sales were partially offset by price reductions implemented to extend key long-term contracts and meet competitive pricing as well as reduced volumes in certain European markets.

Gross profit in the second quarter was $10.4 million compared to $13.9 million in last year’s second quarter. This decrease was primarily due to price concessions implemented to extend key contracts and meet competitive pricing, reduced volumes in Europe and increased transportation and utility costs. These items were partially offset by increased operating efficiencies in U.S. plants that resulted from improved manufacturing performance and higher production of domestic units driven by increased sales.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “During the quarter, our domestic business experienced solid growth in unit sales in both conventional and custom containers. However, our custom growth was below our expectation due to delayed ramp-ups on certain projects. Offsetting the domestic improvements were contractual price concessions, increased freight and utility costs, and weaker than expected performance in two of our European operations. Our UK plant was challenged in the quarter with soft demand and operational difficulties which further hampered sales. We are actively addressing this shortfall through a combination of manufacturing performance improvements, reduction of costs and price increases in certain product categories.”

Second quarter operating expenses (defined as selling and administrative expenses, research and technology expense, foreign exchange adjustments and other expense, net) were $8.3 million compared to $7.2 million for the same period last year. The increase reflects higher research and development expenses, foreign exchange adjustments and other expenses. These increases were partially offset by a reduction in litigation expenses.

Interest expense in the second quarter was $9.4 million compared to $10.0 million in the prior year period. The decrease reflects a lower effective interest rate resulting from the February 2005 refinancing.

The Company reported a second quarter net loss of $7.7 million, or $0.63 per diluted share, compared to a net loss of $3.9 million, or $0.32 per diluted share, in the 2004 second quarter.

Adjusted EBITDA in the second quarter was $15.2 million compared to $20.2 million reported for the second quarter of last year. This decrease in adjusted EBITDA primarily reflects the reduced gross profit as noted above.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. Adjusted EBITDA is presented in this earnings release because management believes that it is of interest to the Company’s investors and lenders in relation to the Company’s revolving loan facility. The Company’s revolving loan facility adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the revolving loan facility. For the 2005 second quarter, these adjustments included add-backs of $1.7 million which consists primarily of the foreign currency loss on intra-company balances. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies. A reconciliation of adjusted EBITDA to net loss is included in the attached unaudited consolidated statements of operations.

Six Month Results

For the first six months of 2005 net sales rose to $486.6 million, a 16.5% increase over the $417.8 million reported for the same period last year. This growth resulted from the pass-through of increased resin prices, increased shipments of both conventional and custom products in the United States and favorable foreign currency translation. The increase was partially impacted by price reductions implemented to extend key long-term contracts and meet competitive pricing as well as reduced volumes in certain European markets.

Gross profit in the first half of 2005 was $16.8 million compared to $23.3 million for the first six months of last year. Price concessions implemented to extend key contracts and meet competitive pricing, reduced volumes in Europe and increased costs related to transportation and utilities were the primary drivers to the reduced gross profit. These items were partially offset by increased operating efficiencies in U.S. plants that resulted from higher domestic unit sales.

Operating expenses for the six month period were $15.5 million compared to $15.7 million for the same period last year. This slight decrease resulted from the combination of several factors including a significant reduction in legal expenses. This reduction was offset by increased research and development expenses in the first six months of 2005 and an increased loss generated in the 2005 period related to changes in the foreign currency translation rates of intra-company balances. Also, the Company incurred a charge in the first quarter of 2004 for an insurance deductible related to a warehouse fire in the United Kingdom.

Interest expense in the first half of 2005 decreased $1.0 million to $19.0 million as compared to the first six months of 2004. The decrease reflects a lower effective interest rate resulting from the February 2005 refinancing.

The Company reported a net loss of $27.7 million, or $2.29 per diluted share, compared to a net loss of $12.8 million, or $1.07 per diluted share, in the first six months of last year. The current year’s net loss includes the $10.0 million loss associated with the Company’s February refinancing.

Adjusted EBITDA for the first six months of 2005 was $26.5 million compared to $34.4 million in the first six months of 2004. This decrease in adjusted EBITDA primarily reflects the reduced gross profit. For the six months ending June 30, 2005, adjustments to EBITDA for certain non-cash accruals included add-backs of $12.6 million, primarily related to the $10.0 million loss associated with the Company’s February refinancing.

Conference Call, Web Cast Information

The Company will hold a conference call on Tuesday, August 9, 2005, at 9:00 a.m. ET to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are: (800) 289-0493 (domestic callers) or (913) 981-5510 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. ET August 9, 2005, through midnight on August 16, 2005 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode, 9594671 or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These forward-looking statements and forecasts are subject to risks, uncertainties and assumptions, including, among other things, the Company’s debt level and its ability to service existing debt or, if necessary, to refinance that debt; the impact of the Company’s debt on liquidity; the Company’s expectation that it will be cash flow negative at least into the second half of 2006 and the Company’s ability to fund operations using a credit facility that is subject to conditions and borrowing base limitations; indebtedness under the Company’s $220 million of notes issued in February 2005, and borrowings under the Company’s credit facility, are subject to floating interest rates that may cause interest expense to increase; the Company’s ability to comply with covenants in the instruments governing the Company’s indebtedness; the Company’s ability to compete successfully against competitors; the impact of price competition on gross margins and profitability; the level of demand for conventional PET packaging and custom PET packaging requiring the Company’s proprietary technologies and know-how; conventional PET containers, which comprise the bulk of the Company’s business, generally carry low profit margins, and the market for conventional soft drink containers is not expected to grow appreciably in the near term; continued conversion from metal, glass and other materials for packaging to plastic packaging; the Company’s relationship with its largest customers; the success of the Company’s customers in selling their products in their markets; the Company’s ability to manage inventory levels based on its customers’ projected sales; risks associated with the Company’s international operations; the terms upon which the Company acquires resin and its ability to reflect price increases in its sales; the Company’s ability to obtain resin from suppliers on a timely basis; the impact of consolidation of the Company’s customers on sales and profitability; the Company’s ability to fund capital expenditures in the future; general economic and political conditions; increases in the price of petrochemical products such as PET resin and the effect of such increases on the demand for PET products; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to market timely products incorporating MonOxbar™ technology and the realization of the expected benefits of the MonOxbar™ technology; the Company’s ability to control costs; the Company’s ability to maintain an effective system of internal control; legal and regulatory proceedings and developments; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to execute successfully its business model and enhance its product mix; the Company’s ability to prosecute successfully or defend successfully the legal proceedings to which it is a party; and the other factors disclosed from time to time by the Company in its filings with the Securities and Exchange Commission. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

William S. Rymer, Executive Vice President and Chief Financial Officer, (215) 698-5095

Ed Bisno, Bisno Communications, (917) 881-5441

Tables to Follow

CONSTAR INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net customer sales	$264,179	$224,774	$484,424	$415,519
Net sales to affiliates	1,179	1,310	2,213	2,303

Net sales	265,358	226,084	486,637	417,822

Cost of products sold, excluding depreciation	243,478	199,010	447,085	368,450
Depreciation	11,431	13,179	22,732	26,077

Gross profit	10,449	13,895	16,820	23,295

Selling and administrative expense	5,452	5,980	11,139	12,257
Research and technology expense	1,572	1,143	3,046	2,517
Write off deferred financing costs and other fees	—	—	10,025	—
Interest expense	9,392	9,988	19,037	19,970
Foreign exchange adjustments	865	361	1,076	407
Provision for restructuring and asset impairments	51	—	110	—
Other expense/(income), net	411	(241)	242	513

Loss before taxes and minority interest	(7,294)	(3,336)	(27,855)	(12,369)

(Provision) benefit for income taxes	(397)	(564)	125	(448)
Minority interest	(10)	14	(19)	19

Net loss	$(7,701)	$(3,886)	$(27,749)	$(12,798)

Per common share data:
Basic
Net loss	$(0.63)	$(0.32)	$(2.29)	$(1.07)

Diluted
Net loss	$(0.63)	$(0.32)	$(2.29)	$(1.07)

Weighted average common shares outstanding:
Basic shares	12,129	12,000	12,124	12,000
Diluted shares	12,129	12,000	12,124	12,000

Reconciliation of net loss to adjusted EBITDA:
Net loss	$(7,701)	$(3,886)	$(27,749)	$(12,798)
Add back:
Interest expense	9,392	9,988	19,037	19,970
Taxes	397	564	(125)	448
Depreciation	11,431	13,179	22,732	26,077

EBITDA	13,519	19,845	13,895	33,697
Other adjustments under Credit Agreement	1,684	308	12,582	707

Adjusted EBITDA	$15,203	$20,153	$26,477	$34,404

SELECTED BALANCE SHEET DATA

6/30/2005
Cash and cash equivalents	$8,352
Debt:
Senior Revolving Credit	20,000
Senior Secured Floating Rate Notes	220,000
Senior Subordinated Debt	175,000
Other	1,510